UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

JAGUAR ANIMAL HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On December 9, 2016, Jaguar Animal Health, Inc. (the “Company”) announced its entry into a distribution agreement (the “Agreement”) with Henry Schein, Inc. (“Henry Schein”). Under the Agreement, Henry Schein Animal Health, the U.S. animal health division of Henry Schein, will serve as the Company’s exclusive distributor, seller and promoter of the Company’s Neonorm™ Foal product to all segments of the U.S. equine market. The terms of the Agreement specify monthly service levels and annual sales targets and state that the Company is responsible for all activities and costs to obtain any federal, state or local clearances required for distribution of the Neonorm™ Foal product in the U.S. The Agreement also contains provisions regarding marketing, forecasting and ordering, delivery arrangements, payment terms, confidentiality and indemnification, as well as other customary provisions.  The Agreement became effective on December 9, 2016, and, subject to provisions specified in the Agreement, shall continue in force for an initial period of one year. Thereafter, unless either party notifies the other of its intent not to renew the term of the Agreement at least 30 days prior to the end of the then current term, the term shall be automatically renewed upon expiration for successive renewal terms of one year.

On December 12, 2016, the Company issued a press release announcing the Agreement. The Company is furnishing a copy of the press release, which is attached as Exhibit 99.1 to this Form 8-K.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description
99.1	Jaguar Animal Health, Inc. Press Release dated December 12, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Karen S. Wright
	Name:	Karen S. Wright
	Title:	Chief Financial Officer

Date: December 15, 2016

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